Exhibit 10.4

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made and entered into as of February 26, 2013 by and between AUTOBYTEL INC., a Delaware Corporation ("Borrower"), and UNION BANK, N.A., a national banking association ("Bank").

SECTION 1. THE CREDIT

1.1            CREDIT FACILITIES

1.1.1                          The Revolving Loan.  Bank will loan to Borrower an amount not to exceed Eight Million Dollars ($8,000,000) outstanding in the aggregate at any one time (the "Revolving Loan").  The proceeds of the Revolving Loan shall be used to finance working capital, capital expenditures, Permitted Acquisitions (as defined below), Permitted Investments (as defined below), shareholder buybacks, and other general corporate purposes.  Borrower may borrow, repay and reborrow all or part of the Revolving Loan in accordance with the terms of the Revolving Note (defined below). All borrowings of the Revolving Loan must be made before February 28, 2015 (the Maturity Date”), at which time all unpaid principal and interest of the Revolving Loan shall be due and payable. The Revolving Loan shall be evidenced by Bank’s standard form of commercial promissory note (the "Revolving Note").  Bank shall enter each amount borrowed and repaid in Bank's records and such entries shall be deemed correct.  Omission of Bank to make any such entries shall not discharge Borrower of its obligation to repay in full with interest all amounts borrowed.

1.1.1.1   The Standby L/C Sublimit.  As a sublimit under the Revolving Loan, Bank shall issue, for the account of Borrower, one or more irrevocable standby letters of credit (individually, a “Standby L/C").  The aggregate amount available to be drawn under all Standby L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn Standby L/Cs shall not exceed Two Million Dollars ($2,000,000) and shall reduce, dollar for dollar, the maximum amount available under the Revolving Loan.  All Standby L/Cs shall be drawn on terms and conditions acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form of standby letter of credit application and reimbursement agreement.  No Standby L/C shall expire more than three hundred and sixty five (365) days from the date of its issuance, and in no event later than February 28, 2016; provided, however, that Borrower is required to post cash collateral for any Standby L/Cs outstanding on or after the Maturity Date.

1.2            Terminology.  The following words and phrases, whether used in their singular or plural form, shall have the meanings set forth below:

“Affiliate” means any entity which Borrower directly or indirectly controls. As used herein, “control” means the possession, directly or indirectly, of power to direct or cause the direction of the management policies of any entity, whether through the ownership of voting securities, by contract or otherwise.

“Change in Control” means:
(i)            A merger or consolidation of Borrower with or into another entity as a result of which transaction the shareholders of Borrower immediately prior to such transaction own less than fifty percent (50%) of the outstanding voting shares of Borrower immediately after such transaction; or

(ii)            A transaction or series of related transactions in which an entity not controlled by Borrower acquires all or substantially all of the assets of Borrower.

“GAAP” means generally accepted accounting principles and practices consistently applied.  Accounting terms used in this Agreement but not otherwise expressly defined have the meanings given them by GAAP.

“L/C” means the Commercial L/Cs or the Standby L/Cs, or both, as the context may require.

“Lien” means any voluntary or involuntary security interest, mortgage, pledge, claim, charge, encumbrance, title retention agreement, or third party interest covering all or any part of the property of Borrower.

“Loan” means all the credit facilities described above.

"Loan Documents" means this Agreement, the Note, and all other documents, instruments and agreements required by Bank and executed in connection with this Agreement, the Note, the Loans, and with all other credit facilities from time to time made available to Borrower by Bank.

"Note" means the Revolving Note described above.

“Permitted Acquisitions” means any acquisition of or investment in the assets or equity interests of a third party having an acquisition price or investment amount of (i) up to One Million Dollars ($1,000,000.00) for any single acquisition, and (ii) up to Two Million Dollars ($2,000,000) in the aggregate for all acquisitions consummated in any fiscal year.

“Permitted Investments” means any investment in the assets, equity interests or debt of a third party in an amount of (i) up to One Million Dollars ($1,000,000.00) for any single investment, and (ii) up to Two Million Dollars ($2,000,000) in the aggregate for all investements made between the closing date of this Agreement and the Maturity Date.

1.3            Prepayment.  The Loan may be prepaid in full or in part but only in accordance with the terms of the Note, and any such prepayment shall be subject to any prepayment fee provided for therein.  In the event of a principal prepayment on any term indebtedness, the amount prepaid shall be applied to the scheduled principal installments due in the reverse order of their maturity on the Loan being prepaid.

1.4            Interest.  The unpaid principal balance of the Loan shall bear interest at the rate or rates provided in the Note.

1.5            Unused Fee.  Starting on the closing date of this Agreement through March 29, 2013 and on the last calendar day of each three-month period thereafter, Borrower shall pay to Bank a fee of one tenth of 1 percent (0.10%) per year on the unused portion of the Revolving Loan for the preceding quarter, computed on the basis of a 365 day year for actual days elapsed.

1.6            Disbursement.  Bank shall disburse the proceeds of the Loan as provided in Bank's standard form Authorization(s) to Disburse executed by Borrower.

1.7            Security.  Prior to any Loan disbursement, Borrower shall execute one or more security agreements on Bank's standard form, and Bank shall file one or more financing statements in the official records of the appropriate state government and/or any other location required by Bank, granting to Bank a first priority security interest in all present and hereafter acquired accounts receivable generated from products or services (related to the sale of leads, referrals, and advertisements) sold or rendered in ordinary course of business, all books and records related to such accounts receivable, and all proceeds of the foregoing.  Any exceptions to Bank's first priority Lien are permitted only as provided in this Agreement. Upon expiration or termination of this Agreement and the Revolving Loan and full payment of all unpaid principal and interest under the Revolving Loan, Bank shall promptly take all actions and execute and file all documents necessary to release its security interest in Borrower’s accounts receivable, books and records, and proceeds thereof.

1.8            Termination at Election of Borrower. Borrower may elect in its sole discretion to terminate this Agreement and the Revolving Loan at any time prior to the Maturity Date upon written notice of termination to Bank. Upon any such termination, all unpaid principal, interest, expenses and fees owing under the Revolving Loan shall be immediately due and payable.

SECTION 2. CONDITIONS PRECEDENT

Bank shall not be obligated to disburse all or any portion of the Loans unless at or prior to the time of each such disbursement, the following conditions have been fulfilled to Bank's satisfaction:

2.1            Compliance.  Borrower shall have performed and complied with all terms and conditions required by this Agreement to be performed or complied with, and shall have executed and delivered to Bank the Note and all other Loan Documents.

2.2            Authorization to Obtain Credit.  Borrower shall have provided Bank with an executed copy of Bank’s form Authorization to Obtain Credit authorizing the execution, delivery and performance of this Agreement and the other Loan Documents.

2.3            Continuing Compliance.  At the time any disbursement is to be made and immediately thereafter, there shall not exist any Event of Default (as hereinafter defined) or any event, condition, or act which with notice or lapse of time, or both, would constitute an Event of Default.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants that:

3.1            Business Activity.  Borrower’s principal business is as an internet-based automotive service, sales referral, and marketing company.

3.2            Affiliates and Subsidiaries.  Borrower's Affiliates are as provided on a schedule delivered to Bank on or before the date of this Agreement.

3.3            Organization and Qualification.  Borrower is duly organized and existing under the laws of the state of its organization, is duly qualified and in good standing in any jurisdiction where such qualification is required, and has the power and authority to carry on the business in which it is engaged and/or proposes to engage.

3.4            Power and Authorization.  Borrower has the power and authority to enter into this Agreement and to execute and deliver the Note and all other Loan Documents. This Agreement and all things required by this Agreement and the other Loan Documents have been duly authorized by all requisite action of Borrower.

3.5            Authority to Borrow.  The execution, delivery and performance of this Agreement, the Note and all other Loan Documents are not in contravention of any of the terms of any indenture, agreement or undertaking to which Borrower is a party or by which it or any of its property is bound or affected.

3.6            Compliance with Laws.  Borrower is in material compliance with all applicable laws, rules, ordinances or regulations which materially affect the operations or financial condition of Borrower.

3.7            Title.  Except for assets which may have been disposed of in the ordinary course of business, Borrower has good and marketable title to all property owned by Borrower and reflected in its financial statements delivered to Bank and to all property acquired and owned by Borrower since the date of said financial statements, free and clear of all Liens, except Liens specifically referred to in said financial statements or as permitted by Section 5.1 of this Agreement.

3.8            Financial Statements.  Borrower’s financial statements, including both a balance sheet at September 30, 2012, together with supporting schedules, and an income statement for the nine (9) months ended September 30, 2012, have heretofore been furnished to Bank, are true and complete, and fairly represent Borrower’s financial condition for the period covered thereby.  Since September 30, 2012, there has been no material adverse change in Borrower’s financial condition or operations.

3.9            Litigation.  There is no litigation or proceeding pending or threatened against Borrower or any of its property which is reasonably likely to affect the financial condition, property or business of Borrower in a materially adverse manner or result in liability in excess of Borrower's insurance coverage.

3.10            ERISA.  Borrower’s defined benefit pension plans (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), meet, as of the date hereof, the minimum funding standards of Section 302 of ERISA, and no Reportable Event or Prohibited Transaction as defined in ERISA has occurred with respect to any such plan.

3.11            Regulation U.  No action has been taken or is currently planned by Borrower, or any agent acting on its behalf, which would cause this Agreement or the Note to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Securities and Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.  Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as one of its important activities and, except as may be expressly agreed to and documented between Borrower and Bank, none of the proceeds of the Loan will be used directly or indirectly for such purpose.

3.12            No Event of Default.  Borrower is not now in default in the payment of any of its material obligations, and there exists no Event of Default, and no condition, event or act which with notice or lapse of time, or both, would constitute an Event of Default.

3.13            Continuing Representations and Warranties.  The foregoing representations and warranties shall be considered to have been made again at and as of the date of each and every Loan disbursement and shall be true and correct as of each such date.

SECTION 4. AFFIRMATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

4.1            Use of Proceeds.  Borrower will use the proceeds of the Loan only as provided in Section 1 above.

4.2            Payment of Obligations.  Borrower will pay and discharge promptly when due all taxes, assessments and other governmental charges and claims levied or imposed upon it or its property, or any part thereof; provided, however, that Borrower shall have the right in good faith to contest any such taxes, assessments, charges or claims and, pending the outcome of such contest, to delay or refuse payment thereof provided that adequately funded reserves are established by it to pay and discharge any such taxes, assessments, charges and claims.

4.3            Maintenance of Existence.  Borrower will maintain and preserve its existence, its material assets, and all material rights, franchises, licenses and other authority necessary for the conduct of its business, and will maintain and preserve its property, equipment and facilities in good order, condition and repair.  Bank may, at reasonable times, visit and inspect any of Borrower’s properties.

4.4            Records.  Borrower will keep and maintain full and accurate accounts and records of its operations in accordance with GAAP and will permit Bank, at Borrower’s expense, to have access thereto, to make examination and photocopies thereof, and to make audits of Borrower’s accounts and records and Bank’s collateral during regular business hours; provided, however, that unless an Event of Default has occurred or is continuing, Bank shall be limited to not more than one such audit in any twelve-month period.

4.5            Information Furnished.  Borrower will furnish to Bank:

(a)            Within forty five (45) days after the close of each fiscal quarter, except for the final quarter of each fiscal year, its unaudited balance sheet as of the close of such fiscal quarter, its unaudited income and expense statement with year-to-date totals and supportive schedules, and its statement of retained earnings for that fiscal quarter all prepared in accordance with GAAP.

(b)            Within one hundred and twenty (120) days after the close of each fiscal year, a copy of its statement of financial condition including at least its balance sheet as of the close of such fiscal year and its income and expense statement, and its retained earnings statement for such fiscal year, examined and prepared on an audited basis by independent certified public accountants selected by Borrower and reasonably satisfactory to Bank, in accordance with GAAP.

(c)            Concurrently with delivery to Bank of the financial statements provided in Section 4.5 (a) and Section 4.5 (b) hereof a certificate of compliance with all covenants under this Agreement executed by Borrower’s chief financial officer or other duly authorized officer in form acceptable to bank. The certificate of compliance will include changes, if any, in Borrower’s Affiliates (including any subsidiaries) and a list of all persons known to

Borrower, based on public filings with the Securities and Exchange Commission, to be the beneficial owner of more than ten percent of the Borrower’s outstanding common stock.

(d)            Within ninety (90) days after the close of each fiscal year, a copy of the internally prepared projections of Borrower for the forthcoming fiscal year;

(e)            Prompt written notice to Bank of any Event of Default or breach under any of the terms or provisions of this Agreement or any other Loan Document, any litigation which would have a material adverse effect on Borrower's financial condition, and any other matter which has resulted in, or is likely to result in, a material adverse change in Borrower’s financial condition or operations.

(f)            Prompt written notice to Bank of any change in Borrower's officers, board members, and other senior management, Borrower's name or state of organization, and the location of Borrower's assets.

(g)            Within fifteen (15) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any defined benefit pension plan of Borrower, a statement of an authorized officer of Borrower describing such event or condition and the action, if any, which Borrower proposes to take with respect thereto.

(h)            Such other financial statements and information as Bank may reasonably request from time to time.

4.6            Net Liquidity.  Borrower will, at all times, maintain a minimum Net Liquidity of at least Eight Million Dollars ($8,000,000).   "Net Liquidity" to be defined as cash and cash equivalents with a rating of at least A1 or P1 maturing in less than 90 days minus any dollar borrowings under the Revolving Loan for the same applicable period. For purposes of calculating this covenant, all restricted cash is considered excluded from the definition of Liquidity.

4.7            Profitability.  Borrower will, at the end of each fiscal quarter, maintain a net profit after tax of at least one dollar ($1.00).

4.8            EBITDA.  Borrower will, at the end of each fiscal quarter, maintain quarterly EBITDA of at least the following :

                                          Minimum Amount                                               Quarter

    Five Hundred Thousand Dollars ($500,000)                        ending March 31st
    Six Hundred Thousand Dollars ($600,000)                                                ending June 30th
One Million Two Hundred Thousand Dollars ($1,200,000)                                   ending September 30th
   One Million Dollars ($1,000,000)                                                                                                            ending December 31st

“EBITDA” to be defined as earnings before interest, taxes, depreciation, amortization, non cash share-based compensation, and other non-cash charges expensed for the applicable period.

4.9            Tangible Net Worth.  Borrower will, at all times, maintain Tangible Net Worth of not less than Nine Million Dollars ($9,000,0000) from the day of closing this Agreement to December 30, 2013; increasing to Ten Million Dollars ($10,000,000) on December 31, 2013 and staying at that level for each measurable period thereafter.

“Tangible Net Worth” shall be defined as the net worth of the Borrower (as defined by GAAP) increased by any indebtedness subordinated to Bank and decreased by any patents, licenses, trademarks, trade names, amortizing loan fees, goodwill and other similar intangible assets, organizational expenses, covenants not to compete, and any monies due from affiliates (including officers, shareholders, employees, and directors).

4.10            Balance.  Borrower shall maintain its major depository accounts with Bank until all obligations of Borrower to Bank under the Loan Documents have been paid in full.

4.11            Insurance.  Borrower will keep all of its insurable property, whether real, personal or mixed, adequately insured by good and responsible companies against fire and such other risks for damages to persons and property as are customarily insured against by companies conducting similar business with respect to like properties. Borrower will maintain adequate worker's compensation insurance for Borrower’s employees.

4.12            Additional Requirements.  Upon Bank’s demand, Borrower will promptly take such further action and execute all such additional documents and instruments in connection with this Agreement and the other Loan Documents as Bank reasonably deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may reasonably request from time to time.

4.13            Litigation and Attorneys' Fees.  Upon Bank’s demand, Borrower will promptly pay to Bank reasonable attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff, and all costs and other expenses paid or incurred by Bank in collecting, modifying or compromising the Loan or in enforcing or exercising its rights or remedies created by, connected with or provided for in this Agreement and the other Loan Documents.  If any judicial action, arbitration or other proceeding is commenced, only the prevailing party shall be entitled to attorneys' fees and court costs.

4.14            Bank Expenses.  Upon Bank’s request, Borrower will pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting any amendments and modifications to any Loan Documents, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorneys' fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

SECTION 5. NEGATIVE COVENANTS

Until all sums payable pursuant to this Agreement, the Note and the other Loan Documents have been paid in full, unless Bank otherwise consents in writing, Borrower agrees that:

5.1                  Liens.  Borrower will not create, assume or suffer to exist any Lien on any of its property, whether real, personal or mixed, now owned or hereafter acquired, or upon the income or profits thereof, except (a) Liens in favor of Bank, (b) Liens for taxes not delinquent and taxes and other items being contested in good faith, (c) minor encumbrances and easements on real property which do not affect its market value, (d) existing Liens on Borrower's personal property, (e) future purchase money security interests encumbering only the personal property purchased; (f) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty; (g) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws and attorneys’ liens); (h) Liens to secure the performance of bids, tenders or trade contracts or to secure statutory obligations, surety or appeal bonds; (i) Liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; (j) Liens for borrowed money from any entity other than Bank in an aggregate amount not to exceed One Million Dollars ($1,000,000), and (k) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (l) Liens of or resulting from any judgment or award the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured and in an amount, at any time, not to exceed more than Five Million Dollars ($5,000,000).

5.2            Borrowings.  Borrower will not sell, discount or otherwise transfer any account receivable (other than accounts receivable in connection with collection, dispute or settlement of such accounts receivable) or any note, draft or other evidence of indebtedness payable to Borrower, except to Bank or except to a financial institution at face value for deposit or collection purposes only, and without any fees other than the financial institution’s normal fees for such services.  Borrower will not borrow any money, become contingently liable to borrow money, or enter any agreement to directly or indirectly obtain borrowed money, except :  (i) pursuant to agreements with Bank; (ii) transactions resulting in Liens permitted in Sections 5.1 (d), (e) and (h); (iii) borrowings under Section 5.1 (j) in an amount not to exceed One Million Dollars ($1,000,000); (iv) the existing Five Million Dollars ($5,000,000) in convertible subordinated promissory notes to the former owners of Autotropolis, Inc. and Cyber Ventures, Inc. maturing on September 30, 2015; and (v) trade credit or other borrowings incurred in the normal course of business.

5.3            Sale of Assets, Liquidation or Merger.  Borrower will not liquidate or dissolve or enter into any transaction resulting in a Change in Control.

5.4            Loans, Advances and Guaranties.  Borrower will not, except in the ordinary course of business as currently conducted or between Borrower and its wholly owned subsidiaries, make any loans or advances, become a guarantor or surety, or pledge its credit or properties in excess of One Million Dollars ($1,000,000) in the aggregate.

5.5            Investments.  Borrower will not purchase the debt or equity of another entity except for (i) savings accounts and certificates of deposit of Bank, direct U.S. Government obligations, commercial paper issued by corporations with the top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase; and (ii) Permitted Investments.

5.6            Payment of Dividends.  Except for dividends, distributions or exchanges of Rights, Series A Junior Participating Preferred Stock or common stock in accordance with the Company’s Tax Benefit Preservation Plan, Borrower will not declare or pay any dividends, other than dividends payable solely in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding which exceeds in the aggregate for any fiscal year more than twenty five percent (25%) of Borrower's net profit after taxes.

5.7            Redemption of Stock.  Except for redemption of rights or Series A Junior Participating Preferred Stock in accordance with the Company’s Tax Benefit Preservation Plan, Borrower will not redeem or retire any share of its capital stock for value in excess of Three Million Dollars ($3,000,000) in any one fiscal year.

5.8            Affiliate Transactions.  Borrower will not transfer any property to any Affiliate, except for value received in the normal course of business and for an amount, including any management or service fee(s), as would be conducted and charged with an unrelated or unaffiliated entity.  Borrower will not pay any management fee or fee for services to any Affiliate, other than as would be conducted and charged with an unrelated or unaffiliated entity, without Bank’s prior written consent.

5.9            Capital Expenditures.  Borrower will not purchase fixed assets in the form of property, plant, equipment or fixtures in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) in any single fiscal year of Borrower.  For purposes of calculating such expenditures to determine compliance with the above limitation, the amount shall be that represented as purchase of such items on the Consolidated Statement of Cash Flows of the Borrower's fiscal year-end audited financial statement.

5.10            Lease Obligations.  Borrower will not incur total lease obligations as lessee which would result in aggregate lease payments for any fiscal year exceeding Three Million Dollars ($3,000,000).  Each such lease shall be of equipment or real property needed by Borrower in the ordinary course of its business.

SECTION 6. EVENTS OF DEFAULT

The occurrence of any of the following events ("Events of Default") shall terminate any obligation of Bank to make or continue the Loan and shall automatically, unless otherwise provided under the Note, make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

6.1            Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents and such default shall continue for a period of three (3) business days; provided, however, that no grace period shall apply to any payment default at maturity, following acceleration or in connection with a prepayment hereunder.

6.2            Other than a payment default under Section 6.1, Borrower shall default in any material respect in the due performance or observance of any covenant or condition of the Loan Documents and such default shall not have been cured by Borrower before the expiration of fifteen (15) days after the date of the default.

6.3            There shall have occurred a Change in Control.

6.4            The insolvency of Borrower or the failure of Borrower to generally to pay Borrower’s debts as such debts become due, subject to applicable grace or cure periods.

6.5            The commencement by Borrower of any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, dissolution, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Borrower’s property.

6.6            The commencement against Borrower of any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Borrower’s property and any such proceeding is not dismissed within ninety (90) days after commencement.

6.7            The failure by Borrower to comply in any respect with any order, judgment, injunction, decree, writ or demand of any court or other public authority where such failure would result in a material adverse change in, or a material adverse effect upon, the operations, assets, performance, business, properties, or condition (financial or otherwise) of Borrower such that Borrower’s ability to perform under any Loan Document) is materially impaired.

6.8            The default by Borrower or any Guarantor for any obligation exceeding One Million Dollars ($1,000,000) concerning the borrowing of money, which default enables the obligee to accelerate the entire amount due.

SECTION 7. GENERAL PROVISIONS

7.1            Additional Remedies.  The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Bank by law against Borrower or any other person or entity including but not limited to Bank's rights of setoff and banker's lien.

7.2            Nonwaiver.  Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof.  No waiver shall be effective unless it is in writing and signed by an officer of Bank.

7.3            Inurement.  The benefits of this Agreement and the other Loan Documents shall inure to the successors and assigns of Bank and the permitted successors and assigns of Borrower, but any attempted assignment by Borrower without Bank's prior written consent shall be null and void.

7.4            Applicable Law.  This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of California.

7.5            Severability.  Should any one or more provisions of this Agreement or any other Loan Document be determined to be illegal or unenforceable, all other provisions of such document shall nevertheless be effective.

7.6            Controlling Document.  In the event of any inconsistency between the terms of this Agreement and any other Loan Document, the terms of the other Loan Document shall prevail.

7.7            USA Patriot Act Notice.  Bank is subject to the USA Patriot Act and hereby notifies Borrower that pursuant to the requirements of that Act, Bank is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with that Act.

7.8            Construction.  The section and subsection headings herein are for convenient reference only and shall not limit or otherwise affect the interpretation of this Agreement.

7.9            Amendments.  This Agreement may be amended only in writing signed by all parties hereto.

7.10            Counterparts.  Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but all such counterparts when taken together, shall constitute one and the same agreement.

7.11            Notices.  Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the parties at their respective addresses and shall be considered to have been validly given (a) upon delivery, if delivered personally, (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service, (c) on the next business day, if sent by overnight courier service of recognized standing, or (d) upon telephoned confirmation of receipt, if telecopied or e-mailed.  The addresses to which notices or demands are to be given may be changed from time to time by notice delivered as provided above.

7.12            Integration Clause.  Except for the other Loan Documents, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan, and all prior oral or written communications between Borrower and Bank shall be of no further effect or evidentiary value.

THIS AGREEMENT is executed on behalf of the parties by their duly authorized representative(s) as of the date first above written.

AUTOBYTEL INC.

By:      /s/ Curtis DeWalt
      Curtis DeWalt
      Chief Financial Officer

By:   /s/ Glenn E. Fuller
      Glenn E. Fuller
      Executive Vice President, Chief
      Legal and Administrative Officer
      and Secretary

Address:

18872 MacArthur Blvd., Suite 200
Irvine California  92612

Telephone: 949-225-4500
Fax :          949-797-0450

UNION BANK, N.A.

By:   /s/ Gregory Dubnansky
      Gregory Dubnansky
      Vice President

Address:

18300 Von Karman Avenue, Suite 310
Irvine, California  92612

Telephone:  949-553-6879
Fax :           949-553-7112

FIRST AMENDMENT
TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO THE LOAN AGREEMENT ("First Amendment"), dated as of September 10, 2013, is made and entered into by and between AUTOBYTEL, INC., a Delaware corporation ("Borrower"), and UNION BANK, N.A., a national banking association ("Bank").
RECITALS:
A.        Borrower and Bank are parties to that certain Loan Agreement dated as of February 26, 2013 (the "Agreement"), pursuant to which Bank agreed to extend credit to Borrower in the form of an Eight Million Dollar ($8,000,000) revolving line of credit (the "Facility").
B.        Borrower has requested that Bank agree to amend the Agreement in certain respects and Bank is willing to so agree to amend the Agreement, subject, however, to the terms and conditions of this First Amendment.
AGREEMENT:
In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank hereby agree as follows:
1.        Defined Terms.  Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.        Amendment to the Agreement.

The definition of "Permitted Investments" is deleted in its entirety and replaced with the following:
"Permitted Investments" means any investment in the assets, equity interests, or debt of a third party in an amount not to exceed (i) Five Million Dollars ($5,000,000) for an equity investment in AutoWeb.com, ii) up to One Million Dollars ($1,000,000)for any single investment, and (iii) up to Two Million Dollars ($2,000,000) in the aggregate for all investments made between February 26, 201 3 and the Maturity Date (excluding AutoWeb.com)".
3.        Effectiveness of this First Amendment.  This First Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
(a)        A counterpart of this First Amendment, duly executed by Borrower;
(b)        Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this First Amendment.
4.        Ratification.
(a)        Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
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(b)        Upon the effectiveness of this First Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof' or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this First Amendment,

5.      Representations and Warranties.  Borrower represents and warrants as follows:
(a)        Each of the representations and warranties contained in Section 3 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

(b)        The execution, delivery and performance of this First Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower; and

(c)        Except as previously disclosed to Bank, no event has occurred and is continuing or would result from this First Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6.        Governing Law.  This First Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

7.        Counterparts.  This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

"Borrower"

AUTOBYTEL, INC.

By:  /s/ Curtis DeWalt
 Curtis DeWalt
      Senior Vice President and
       Chief Financial Officer

By:  /s/ Glenn E. Fuller
Glenn E. Fuller
     Executive Vice President,
      Chief Legal and Administrative
      Officer and Secretary

"Bank"

UNION BANK, N.A.

By:   /s/ Gregory Dubnansky
       Gregory Dubnansky
        Vice President

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SECOND AMENDMENT
 TO LOAN AGREEMENT
THIS SECOND AMENDMENT TO THE LOAN AGREEMENT (“Second Amendment”), dated as of January 13, 2014, is made and entered into by and between AUTOBYTEL INC., a Delaware corporation (“Borrower”), and UNION BANK, N.A., a national banking association (“Bank”).
RECITALS:
A.        Borrower and Bank are parties to that certain Loan Agreement dated as of February 26, 2013, that certain Consent dated July 29, 2013, and that certain First Amendment dated September 10, 2013 (collectively the “Agreement”), pursuant to which Bank agreed to extend credit to Borrower in the form of an Eight Million Dollar ($8,000,000) revolving line of credit.
B.        Borrower has requested that Bank agree to amend the Agreement in certain respects including, but not limited to, (a) the approval of Borrower's acquisition of AutoNation's leads generation business, (b) the addition of a new Nine Million Dollar ($9,000,000) Term Loan, and (c) the amendment of certain financial covenants. Bank is willing to amend the Agreement, subject, however, to the terms and conditions of this Second Amendment.
C.        Borrower has informed Bank that it intends to purchase AutoNation’s leads generation business (the “Acquisition”) for Fourteen Million Dollars ($14,000,000) in accordance with the terms of the letter of intent dated November 25, 2013 (“LOI”).  Borrower has requested that Bank consent to this Acquisition not withstanding any provisions to the contrary contained in the Agreement.
AGREEMENT:
In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank hereby agree as follows:
1.        Defined Terms.  Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2.        Amendments to the Agreement.

(a)        Notwithstanding any provisions to the contrary in the Agreement, Bank hereby consents to the Acquisition, provided that (a) the purchase price for such acquisition does not exceed Fourteen Million Dollars ($14,000,000), (b) such Acquisition is consummated in accordance with the LOI, the form and substance of which shall be acceptable to Bank, (c) the Acquisition closes within the next ninety (90) days, and (d) both before and after giving effect to such Acquisition, no default or Event of Default shall exist under the Agreement after giving effect to the forgoing consent.
(b)        Section 1.1.1 of the Agreement, which relates to the Revolving Loan, is hereby amended by substituting the new maturity date of “March 31, 2017” for the existing maturity date of “February 28, 2015 appearing in line eight thereof.
(c)        Section 1.1 .1.1 of the Agreement, which relates to the Standby L/C Sublimit, is hereby amended by substituting the new maturity date of “March 31, 2018” for the existing maturity date of “February 28, 2016” appearing in line twelve thereof.
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(d)                Section 1.1 of the Agreement, which related to the Credit Facilities, is hereby amended by adding a new Section, 1.1.2, for the new term loan, which shall read as follows:
“1.1.2                    Term Loan.  Pursuant to the terms and conditions of the Second Amendment, Bank shall make a new term loan (“Term Loan”) to Borrower in one disbursement on the closing date of this Second Amendment in the aggregate principal amount of Nine Million Dollars ($9,000,000).  Proceeds of this Term Loan are to be used to finance a portion of the acquisition of AutoNation's leads generation business.  Borrower's obligation to repay the principal amount of this Term Loan, together with accrued interest thereon, shall be evidenced by a promissory note (“Term Note”), issued by Borrower in favor of Bank on the standard form used by Bank to evidence its commercial loans.  This Term Note shall provide for quarterly payments of principal and interest as set forth therein and shall be fully repaid by no later than December 31, 2017.”
                    (e)        Section 1.7 of the Agreement, which relates to the Security Agreement, is hereby deleted in its entirety and replaced with the following:

        “1.7            Security.  Prior to the making of any advance under the Revolving Loan or Term Loan, Borrower shall execute one or more security agreements, each on Bank's standard form, granting to Bank a first priority security interest in such of Borrower's personal property (the “Collateral”) as is described in such security agreement or security agreements.  Bank is hereby authorized to file one or more financing statements covering all or any portion of the Collateral in the official records of the appropriate state government and/or any other location required by Bank. Any exceptions to Bank's first priority security interest in the Collateral are permitted only as provided in this Agreement.  At Bank's request, Borrower will use commercially reasonable efforts to obtain executed landlord's and mortgagee's waivers, each on Bank's form, covering all of Borrower's fixed assets located on leased or encumbered real property.  Upon the expiration or termination of this Agreement, along with full payment of all unpaid principal, interest and fees under the Loans thereunder, Bank shall promptly take all actions to execute and file documents necessary to release its security in the assets of the Borrower.”

       (f)        Section 4.6 of the Agreement, which relates to Net Liquidity, is hereby deleted in its entirety and replaced with the following:

“4.6            Minimum Liquidity.  Borrower will, at all times, maintain a minimum Liquidity of at least the following:
(i)	Eight Million Dollars ($8,000,000) from the day of the closing of this Amendment through June 30, 2014, increasing to
(ii)	Nine Million Dollars ($9,000,000) from July 1, 2014 through December 31, 2014, increasing to
(iii)	Ten Million Dollars ($10,000,000) on January 1, 2015 and for every period thereafter.
“Liquidity” to be defined as cash and equivalents with a S&P or Moody's rating of at least A1 or PI and maturing in less than 90 days from the date of determination.  All restricted cash shall be excluded from this Liquidity calculation.”
(g)        Section 4.7 of the Agreement, which relates to Profitability, is hereby deleted in its entirety and replaced with the following:
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“4.7            Minimum Annual EBITDA.  Borrower will, at the end of each fiscal year, maintain a minimum EBITDA of at least Five Million Three Hundred Thousand Dollars ($5,300,000).
“EBITDA” to be defined as earnings before interest, taxes, depreciation, amortization, non cash share-based compensation, and other non-cash charges expensed for the applicable period.”
(h)        Section 4.8 of the Agreement, which relates to EBITDA, is hereby deleted in its entirety and replaced with the following:
“4.8                Quarterly EBITDA.  Borrower will, at the end of each fiscal quarter, maintain a minimum quarterly EBITDA of at least the following:

Minimum Amount	Quarter
Seven Hundred Fifty Thousand Dollars ($750,000)	ending March 31st
One Million Dollars ($1,000,000)	ending June 30th
One Million Five Hundred Thousand Dollars ($1,500,000)	ending Sept 30th
One Million Two Hundred Fifty Thousand Dollars (1,250,000)	ending December 31st

(i)        Section 4.9 of the Agreement, which relates to Tangible Net Worth, is hereby deleted in its entirety and replaced with the following:
“4.9	Tangible Net Worth. Borrower will, at all times, maintain a Tangible Net Worth of not less than 75% of the combined balance sheet Tangible Net Worth at the time of the Acquisition's closing and staying at that level for each measurable period thereafter
“Tangible Net Worth” shall be defined as the net worth of the Borrower (as defined by GAAP) increased by any indebtedness subordinated to Bank and decreased by any patents, licenses, trademarks, trade names, amortizing loan fees, goodwill and other similar intangible assets, organizational expenses, covenants not to compete, and any monies due from affiliates (including officers, shareholders, employees, and directors).”
(j)        Section 5.2 of the Agreement, which relates to Borrowings, is hereby amended by adding subset iv) to the end of the paragraph as follows:
“, and vi) the One Million Dollars ($1,000,000) seller note issued in conjunction with the acquisition of AutoNation's lead generation business.”
3.          Effectiveness of this Second Amendment.  This Second Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
(a)        A counterpart of this Second Amendment, duly executed by Borrower;
(b)        A replacement Revolving Note and new Term Note; and
(c)        Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Second Amendment.
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4.        Ratification.

(a)        Except as specifically amended herein above, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b)        Upon the effectiveness of this Second Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Second Amendment.
5.          Representations and Warranties.  Borrower represents and warrants as follows:
(a)        Each of the representations and warranties contained in Section 3 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
(b)        The execution, delivery and performance of this Second Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower; and
(c)        Except as previously disclosed to Bank, no event has occurred and is continuing or would result from this Second Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
6.           Governing Law.  This Second Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
7.           Counterparts.  This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
WITNESS the due execution hereof as of the date first above written
“Borrower”
AUTOBYTEL INC.

By:             /s/ Curtis DeWalt
Curtis DeWalt
Chief Financial Officer

By:             /s/ Glenn E. Fuller
        Glenn E. Fuller
          Executive Vice President, Chief Legal
          and Administrative Officer and Secretary

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“Bank”

UNION BANK, N.A.

By:       /s/ Gregory Dubnansky
Gregory Dubnansky
    Vice President

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                                          SECURITY AGREEMENT

This Security Agreement ("Agreement") is executed at Irvine, California on January 13, 2014 by Autobytel Inc. a Delaware corporation (herein called "Debtor").

As security for the payment and performance of all of Debtor's obligations to UNION BANK, N.A., (herein called "Bank"), regardless of the manner in which or the time at which such obligations arose or shall arise, whether direct or indirect, alone or with others, or absolute or contingent, Debtor hereby grants a continuing security interest in, and assigns and transfers to Bank, the following personal property, whether or not delivered to or in the possession or control of Bank or its agents, and whether now or hereafter owned or in existence, and all proceeds thereof (hereinafter called the "Collateral"):

All present and hereafter acquired personal property including but not limited to all accounts, chattel paper, Swap Contract (as defined in the security agreement), instruments, contract rights, general intangibles, goods, equipment, inventory, documents, certificates of title, deposit accounts, returned or repossessed goods, fixtures, commercial tort claims, insurance claims, rights and policies, letter of credit rights, investment property, supporting obligations, and the proceeds, products, parts, accessories, attachments, accessions, replacements, substitutions, additions, and improvements of or to each of the foregoing.

Entities executing this Security Agreement as Debtor agree not to change their state of organization, principal place of business (if a general partnership or other nonregistered entity) or name, as identified below, without Bank's prior written consent::

LEGAL NAME OF DEBTOR                             STATE OF ORGANIZATION/PRINCIPAL PLACE OF BUSINESS
Autobytel Inc.                                                                                        State of Delaware

AGREEMENT
1.            The term "credit" or "indebtedness" as used throughout this Agreement means any indebtedness to Bank under that certain Promissory Note dated as of January 13, 2014 (“Note”), executed by Debtor in favor of Bank. Credit may be granted at the request of any one Debtor without further authorization by or notice to any other Debtor. Collateral shall be security for all nonconsumer indebtedness of Debtor to Bank in accordance with the terms and conditions herein.

2.            Debtor will: (a) pay when due all indebtedness to Bank; (b) execute such other documents and do such other acts and things as Bank may from time to time require to establish and maintain a valid perfected security interest in Collateral, including payment of all costs and fees in connection with any of the foregoing when deemed necessary by Bank; (c) furnish Bank such information concerning Debtor and Collateral as Bank may from time to time request, including but not limited to current financial statements in accordance with that certain Loan Agreement dated February 26, 2013 (all Amendments and the Loan Agreement together called the “Loan Agreement”); (d) keep Collateral separate and identifiable where such Collateral is currently located and permit Bank and its representatives to inspect Collateral and/or records pertaining thereto from time to time during normal business hours; (e) not sell, assign or create or permit to exist any lien on or security interest in Collateral in favor of anyone other than Bank unless Bank consents thereto in writing and at Debtor's expense upon Bank's request remove any unauthorized lien or security interest and defend any claim affecting the Collateral; (f) pay all charges against Collateral prior to delinquency including but not limited to taxes, assessments, encumbrances, insurance and diverse claims, and upon Debtor's failure to do so Bank may pay any such charge as it deems necessary and add the amount paid to the indebtedness of Debtor hereunder; (g) protect, defend and maintain the Collateral and the perfected security interest of Bank and initiate, commence and maintain any action or proceeding to protect the Collateral; (h) reimburse Bank for any expenses, including but not limited to reasonable attorneys' fees and expenses (including the allocated costs of Bank's in-house counsel and legal staff)
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incurred by Bank in seeking to protect, collect or enforce any rights in Collateral; (i) provide insurance in accordance with the Loan Agreement; (j) intentionally omitted; (k) perform all of the obligations of the Debtor under the Collateral and save Bank harmless from the consequence of any failure to do so; and (l) at its own expense, upon request of Bank, notify any parties obligated to Debtor on any Collateral to make payment to Bank and Debtor hereby irrevocably grants Bank power of attorney to make said notifications and collections. Debtor hereby appoints Bank the true and lawful attorney of Debtor and authorizes Bank to perform any and all acts which Bank in good faith deems necessary for the protection and preservation of Collateral or its value or Bank's perfected security interest therein, including transferring any Collateral into its own name and receiving the income thereon as additional security hereunder. Bank does not assume any of the obligations arising under the Collateral.

3.            Debtor warrants that: (a) it is and will be the lawful owner of all Collateral free of all claims, liens, encumbrances and setoffs whatsoever, other than the security interest granted pursuant hereto; (b) it has the capacity to grant a security interest in Collateral to Bank; (c) all information furnished by Debtor to Bank heretofore or hereafter, whether oral or written, is and will be correct and true as of the date given; and (d) if Debtor is an entity, the execution, delivery and performance hereof are within its powers and have been duly authorized.

4.            The term default shall have the same meaning as such term is defined in the Note.

5.            Whenever a default exists, Bank, at its option, may: (a) without notice accelerate the maturity of any part or all of the indebtedness and terminate any agreement for the granting of further credit to Debtor; (b) sell, lease or otherwise dispose of Collateral at public or private sale; (c) transfer any Collateral into its own name or that of its nominee; (d) retain Collateral in satisfaction of obligations secured hereby, with notice of such retention sent to Debtor as required by law; (e) notify any parties obligated on any Collateral consisting of accounts, instruments, chattel paper, choses in action or the like to make payment to Bank and enforce collection of any Collateral; (f) file any action or proceeding which Bank may deem necessary or appropriate to protect and preserve the right, title and interest of the Bank in the Collateral; (g) require Debtor to assemble and deliver any Collateral to Bank at a reasonably convenient place designated by Bank; (h) apply all sums received or collected from or on account of Collateral, including the proceeds of any sale thereof, to the payment of the costs and expenses incurred in preserving and enforcing rights of Bank, including reasonable attorneys' fees (including the allocated costs of Bank's in-house counsel and legal staff), and indebtedness secured hereby in such order and manner as Bank in its sole discretion determines; Bank shall account to Debtor for any surplus remaining thereafter, and shall pay such surplus to the party entitled thereto, including any second secured party who has made a proper demand upon Bank and has furnished proof to Bank as requested in the manner provided by law; in like manner, Debtor agrees to pay to Bank without demand any deficiency after any Collateral has been disposed of and proceeds applied as aforesaid; and (i) exercise its banker's lien or right of setoff in the same manner as though the credit were unsecured. Bank shall have all the rights and remedies of a secured party under the Uniform Commercial Code of California and in any jurisdiction where enforcement is sought, whether in said state or elsewhere. All rights, powers and remedies of Bank hereunder shall be cumulative and not alternative. No delay on the part of Bank in the exercise of any right or remedy shall constitute a waiver thereof and no exercise by Bank of any right or remedy shall preclude the exercise of any other right or remedy or further exercise of the same remedy.

6.            Debtor waives: (a) all right to require Bank to proceed against any other person including any other Debtor hereunder or to apply any Collateral Bank may hold at any time or to pursue any other remedy; Collateral, endorsers or guarantors may be released, substituted or added without affecting the liability of Debtor hereunder; (b) the defense of the Statute of Limitations in any action upon any obligations of Debtor secured hereby; (c) any right of subrogation and any right to participate in Collateral until all obligations secured hereby have been paid in full; and (d) to the fullest extent permitted by law, any right to oppose the appointment of a receiver or similar official to operate Debtor's business.

7.            The right of Bank to have recourse against Collateral shall not be affected in any way by the fact that the credit is secured by a mortgage, deed of trust or other lien upon real property.

8.            The security interest granted herein is irrevocable and shall remain in full force and effect until there is payment in full of the indebtedness or the security interest is released in writing by Bank.
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9.            Debtor shall be obligated to request the release, reassignment or return of Collateral after the payment in full of all existing obligations. Bank shall be under no duty or obligation to release, reassign or return any Collateral except upon the express written request of Debtor and then only where all of Debtor's obligations hereunder have been paid in full.

10.            If more than one Debtor executes this Agreement, the obligations hereunder are joint and several. All words used herein in the singular shall be deemed to have been used in the plural when the context and construction so require. Any married person who signs this Agreement expressly agrees that recourse may be had against his/her separate property for all of his/her obligations to Bank.

11.            This Agreement shall inure to the benefit of and bind Bank, its successors and assigns and each of the undersigned, their respective heirs, executors, administrators and successors in interest. Upon transfer by Bank of any part of the obligations secured hereby, Bank shall be fully discharged from any liability with respect to Collateral transferred therewith.

12.            Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement shall be prohibited or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such or the remaining provisions of this Agreement.

The grant of a security interest in proceeds does not imply the right of Debtor to sell or dispose of any Collateral without the express consent in writing by Bank.

Debtor:

Autobytel Inc., a Delaware corporation

By:   /s/ Glenn E. Fuller
Glenn E. Fuller
Title:               E.V.P. and Secretary

By:   /s/ Curtis E. DeWalt
Curtis E. DeWalt
Title:              S.V.P., Chief Financial Officer

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COMMERCIAL PROMISSORY NOTE
(Base Rate)

    Debtor Name:                           Autobytel Inc., a Delaware corporation
Office:  45061
    Debtor Address:               18872 MacArthur Blvd., Suite #200
Irvine, CA  92612-1448                                                                                                  Loan Number: 055-716-185-7

Maturity Date:  December 31, 2017                                                  Amount:  $9,000,000.00

$  9,000,000.00                                                                                                                          Date:  January 13, 2014

FOR VALUE RECEIVED, on December 31, 2017 , the undersigned ("Debtor") promises to pay to the order of UNION BANK, N.A. ("Bank"), as indicated below, the principal sum of Nine Million and 00/100ths Dollars ($ 9,000,000.00 ), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below.

1.            PRINCIPAL AND INTEREST PAYMENTS.  Debtor shall pay principal in installments of $562,500.00  each on the 31st day of each quarter commencing March 31.2014,  Debtor shall pay interest on the 31st day of each quarter commencing March 31.2014.  Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 365 days, for actual days elapsed.  If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate. The availability under this note shall be reduced on the same day and in the same amount as each scheduled principal payment.

(a)            BASE INTEREST RATE.  At Debtor's option, amounts outstanding hereunder in minimum amounts of $100,000 shall bear interest at a rate, based on an index selected by Debtor, which is two and one-half percent (2.5%) per annum in excess of the LIBOR Rate for the lnterest Period selected by Debtor, acceptable to Bank.

No Base lnterest Rate may be changed, altered or otherwise modified until the expiration of the lnterest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any lnterest Period extend beyond the maturity date of this note.
To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base lnterest Rate is not accruing, and on the expiration of any lnterest Period with respect to principal outstanding on which a Base lnterest Rate has been accruing, select an index offered by Bank for a Base lnterest Rate Loan and an lnterest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the lnterest Period and the Origination Date selected (which Origination Date, for a Base lnterest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).
Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base lnterest Rate selected by Debtor.
(b)            VARIABLE INTEREST RATE.  All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of one-half percent (00.5%) less than the Reference Rate, which rate shall vary as and when the Reference Rate changes.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's P.O. Box 30115, Los Angeles, CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2.            LATE PAYMENTS.  If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3.            INTEREST RATE FOLLOWING DEFAULT.  In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.            PREPAYMENT.

(a)            Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base lnterest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base lnterest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base lnterest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 365; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base lnterest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base lnterest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date). Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

(b)              In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred. All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal. A determination by Bank as to the prepayment fee amount, if any, shall be conclusive. In the event of partial prepayment, such prepayments shall be applied to principal payments in the inverse order of their maturity.

(c)              Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base lnterest Rate upon the understanding that it apply to the Base lnterest Rate Loan for the entire lnterest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

DEBTOR INITIAL HERE:                    GEF                  CED

5.            DEFAULT AND ACCELERATION OF TIME FOR PAYMENT. The occurrence of any of the following shall constitute a default (a) Debtor shall default in the due and punctual payment of the principal of or the interest on the note or any of the Loan Documents (as such term is defined in that certain Loan Agreement of even date herewith ("Loan Agreement")) and such default shall continue for a period of three (3) business days; provided, however, that no grace period shall apply to any payment default at maturity, following acceleration or in connection with a prepayment hereunder; (b) other than a payment default under paragraph 5(a), above, Debtor shall default in any material respect in the due performance or observance of any covenant or condition of the Loan Documents and such default shall not have been cured by Debtor before the expiration of fifteen (15) days after the date of the default; (c) there shall have occurred a Change in Control (as defined in the Loan Agreement); (d) the insolvency of Debtor or the failure of Debtor to generally to pay Debtor's debts as such debts become due, subject to applicable grace or cure periods; (e) the commencement by Debtor of any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, dissolution, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property; (f) the commencement against Debtor of any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property and any such proceeding is not dismissed within ninety (90) days after commencement; (g) the failure by Debtor to comply in any respect with any order, judgment, injunction, decree, writ or demand of any court or other public authority where such failure would result in a material adverse change in, or a material adverse effect upon, the operations, assets, performance, business, properties, or condition (financial or otherwise) of Debtor such that Debtor's ability to perform under any Loan Document) is materially impaired; or (h) the default by Debtor or any Guarantor for any obligation exceeding One Million Dollars ($1,000,000) concerning the borrowing of money, which default enables the obligee to accelerate the entire amount due. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under e, all principal and interest shall automatically become immediately due and payable.

6.            ADDITIONAL AGREEMENTS OF DEBTOR.  If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, (including the allocated costs of Bank's in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder. Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment, demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7.            DEFINITIONS.  As used herein, the following terms shall have the meanings respectively set forth below:  "Base lnterest Rate" means a rate of interest based on the LlBOR Rate.  "Base lnterest Rate Loan" means amounts outstanding under this note that bear interest at a Base lnterest Rate. "Base Rate Maturity Date" means the last day of the lnterest Period with respect to principal outstanding under a Base lnterest Rate Loan.  "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LlBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market.  "lnterest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of 1,2, 3, 6 or 12 months. In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month.  Any lnterest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such lnterest Period shall end on the next preceding Business Day. "LIBOR Rate" means, for any specified lnterest Period, a per annum rate of interest determined by Bank as equal to the rate for deposits in US Dollars for a period comparable to the lnterest Period which appears on the Reuters Screen LlBOR 01 Page (or any replacement or successor page or service) as of 11:00 a.m., London time, on the day that is two (2) Business Days preceding the first day of such lnterest Period.  "Origination Date" means the first day of the lnterest Period.  "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate.  The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.

SEE FOLLOWING PAGE FOR ALL (OR ADDITIONAL) SIGNATURES

DEBTOR:

Autobytel Inc., a Delaware corporation

By:  /s/ Curtis DeWalt
Curtis DeWalt, Chief Financial Officer

By:     /s/ Glenn E. Fuller
Glenn E. Fuller, E.V.P., Chief Legal/
Admin Off., Sec.

 COMMERCIAL PROMISSORY NOTE
(Base Rate)

    Debtor Name:                         Autobytel Inc., a Delaware corporation
Office:  45061
    Debtor Address:                18872 MacArthur Blvd., Suite #200
Irvine, CA  92612-1448                                                                                                  Loan Number: 055-716-185-7

Maturity Date:  March 31, 2017                                                                                                                Amount:  $8,000,000.00

$  8,000,000.00                                                                                                                                      Date:  January 13, 2014

FOR VALUE RECEIVED, on March 31, 2017, the undersigned ("Debtor") promises to pay to the order of UNION BANK, N.A. ("Bank"), as indicated below, the principal sum of Eight Million and 00/100ths Dollars ($ 8,000,000.00), or so much thereof as is disbursed, together with interest on the balance of such principal from time to time outstanding, at the per annum rate or rates and at the times set forth below. Any letter of credit issued and outstanding in connection with this note shall result in reduction of the amount available to Debtor.

1.            INTEREST PAYMENTS.  Debtor shall pay interest on the last day of each month commencing January 31, 2014.  Should interest not be paid when due, it shall become part of the principal and bear interest as herein provided. All computations of interest under this note shall be made on the basis of a year of 365 days, for actual days elapsed. If any interest rate defined in this note ceases to be available from Bank for any reason, then said interest rate shall be replaced by the rate then offered by Bank, which, in the sole discretion of Bank, most closely approximates the unavailable rate.

(a)     BASE INTEREST RATE.  At Debtor's option, amounts outstanding hereunder in minimum amounts of $ 100,000 shall bear interest at a rate, based on an index selected by Debtor, which is two and one-half percent (2.5%) per annum in excess of the LIBOR Rate for the Interest Period selected by Debtor, acceptable to Bank.

No Base Interest Rate may be changed, altered or otherwise modified until the expiration of the Interest Period selected by Debtor. The exercise of interest rate options by Debtor shall be as recorded in Bank's records, which records shall be prima facie evidence of the amount borrowed under either interest option and the interest rate; provided, however, that failure of Bank to make any such notation in its records shall not discharge Debtor from its obligations to repay in full with interest all amounts borrowed. In no event shall any Interest Period extend beyond the maturity date of this note.

To exercise this option, Debtor may, from time to time with respect to principal outstanding on which a Base Interest Rate is not accruing, and on the expiration of any Interest Period with respect to principal outstanding on which a Base Interest Rate has been accruing, select an index offered by Bank for a Base Interest Rate Loan and an Interest Period by telephoning an authorized lending officer of Bank located at the banking office identified below prior to 10:00 a.m., Pacific time, on any Business Day and advising that officer of the selected index, the Interest Period and the Origination Date selected (which Origination Date, for a Base Interest Rate Loan based on the LIBOR Rate, shall follow the date of such selection by no more than two (2) Business Days).
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Bank will mail a written confirmation of the terms of the selection to Debtor promptly after the selection is made. Failure to send such confirmation shall not affect Bank's rights to collect interest at the rate selected. If, on the date of the selection, the index selected is unavailable for any reason, the selection shall be void. Bank reserves the right to fund the principal from any source of funds notwithstanding any Base Interest Rate selected by Debtor.

(b)   VARIABLE INTEREST RATE.  All principal outstanding hereunder which is not bearing interest at a Base Interest Rate shall bear interest at a rate per annum of one-half percent (00.5%) less than the Reference Rate, which rate shall vary as and when the Reference Rate changes.

At any time prior to the maturity date of this note, subject to the provisions of paragraph 4 below, Debtor may borrow, repay and reborrow hereunder so long as the total outstanding at any one time does not exceed the principal amount of this note.

Debtor shall pay all amounts due under this note in lawful money of the United States at Bank's P.O. Box 30115, Los Angeles, CA 90030-0115 Office, or such other office as may be designated by Bank, from time to time.

2.            LATE PAYMENTS. If any payment required by the terms of this note shall remain unpaid ten days after same is due, at the option of Bank, Debtor shall pay a fee of $100 to Bank.

3.            INTEREST RATE FOLLOWING DEFAULT.  In the event of default, at the option of Bank, and, to the extent permitted by law, interest shall be payable on the outstanding principal under this note at a per annum rate equal to five percent (5%) in excess of the interest rate specified in paragraph 1.b, above, calculated from the date of default until all amounts payable under this note are paid in full.

4.	PREPAYMENT.

(a)   Amounts outstanding under this note bearing interest at a rate based on the Reference Rate may be prepaid in whole or in part at any time, without penalty or premium. Debtor may prepay amounts outstanding under this note bearing interest at a Base Interest Rate in whole or in part provided Debtor has given Bank not less than five (5) Business Days prior written notice of Debtor's intention to make such prepayment and pays to Bank the prepayment fee due as a result. The prepayment fee shall also be paid, if Bank, for any other reason, including acceleration or foreclosure, receives all or any portion of principal bearing interest at a Base Interest Rate prior to its scheduled payment date. The prepayment fee shall be an amount equal to the present value of the product of: (i) the difference (but not less than zero) between (a) the Base Interest Rate applicable to the principal amount which is being prepaid, and (b) the return which Bank could obtain if it used the amount of such prepayment of principal to purchase at bid price regularly quoted securities issued by the United States having a maturity date most closely coinciding with the relevant Base Rate Maturity Date and such securities were held by Bank until the relevant Base Rate Maturity Date ("Yield Rate"); (ii) a fraction, the numerator of which is the number of days in the period between the date of prepayment and the relevant Base Rate Maturity Date and the denominator of which is 365; and (iii) the amount of the principal so prepaid (except in the event that principal payments are required and have been made as scheduled under the terms of the Base Interest Rate Loan being prepaid, then an amount equal to the lesser of (A) the amount prepaid or (B) 50% of the sum of (1) the amount prepaid and (2) the amount of principal scheduled under the terms of the Base Interest Rate Loan being prepaid to be outstanding at the relevant Base Rate Maturity Date).  Present value under this note is determined by discounting the above product to present value using the Yield Rate as the annual discount factor.

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(b)   In no event shall Bank be obligated to make any payment or refund to Debtor, nor shall Debtor be entitled to any setoff or other claim against Bank, should the return which Bank could obtain under this prepayment formula exceed the interest that Bank would have received if no prepayment had occurred.  All prepayments shall include payment of accrued interest on the principal amount so prepaid and shall be applied to payment of interest before application to principal.  A determination by Bank as to the prepayment fee amount, if any, shall be conclusive.

(c)   Bank shall provide Debtor a statement of the amount payable on account of prepayment. Debtor acknowledges that (i) Bank establishes a Base Interest Rate upon the understanding that it apply to the Base Interest Rate Loan for the entire Interest Period, and (ii) Bank would not lend to Debtor without Debtor's express agreement to pay Bank the prepayment fee described above.

DEBTOR INITIAL HERE:                   GEF               CED

5.            DEFAULT AND ACCELERATION OF TIME FOR PAYMENT.  The occurrence of any of the following shall constitute a default (a) Debtor shall default in the due and punctual payment of the principal of or the interest on the note or any of the Loan Documents (as such term is defined in that certain Loan Agreement of even date herewith ("Loan Agreement")) and such default shall continue for a period of three (3) business days; provided, however, that no grace period shall apply to any payment default at maturity, following acceleration or in connection with a prepayment hereunder; (b) other than a payment default under paragraph 5(a), above, Debtor shall default in any material respect in the due performance or observance of any covenant or condition of the Loan Documents and such default shall not have been cured by Debtor before the expiration of fifteen (15) days after the date of the default; (c) there shall have occurred a Change in Control (as defined in the Loan Agreement); (d) the insolvency of Debtor or the failure of Debtor to generally to pay Debtor's debts as such debts become due, subject to applicable grace or cure periods; (e) the commencement by Debtor of any voluntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, dissolution, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property; (f) the commencement against Debtor of any involuntary proceeding under any laws relating to bankruptcy, insolvency, reorganization, general assignment for the benefit of creditors, debt adjustment, debtor relief, or appointment of a receiver, trustee, custodian or similar official for all or substantially all of Debtor's property and any such proceeding is not dismissed within ninety (90) days after commencement; (g) the failure by Debtor to comply in any respect with any order, judgment, injunction, decree, writ or demand of any court or other public authority where such failure would result in a material adverse change in, or a material adverse effect upon, the operations, assets, performance, business, properties, or condition (financial or otherwise) of Debtor such that Debtor's ability to perform under any Loan Document) is materially impaired; or (h) the default by Debtor or any Guarantor for any obligation exceeding One Million Dollars ($1,000,000) concerning the borrowing of money, which default enables the obligee to accelerate the entire amount due. Upon the occurrence of any such default, Bank, in its discretion, may cease to advance funds hereunder and may declare all obligations under this note immediately due and payable; however, upon the occurrence of an event of default under e, all principal and interest shall automatically become immediately due and payable.

6.            ADDITIONAL AGREEMENTS OF DEBTOR.  If any amounts owing under this note are not paid when due, Debtor promises to pay all costs and expenses, including reasonable attorneys' fees, (including the allocated costs of Bank's in-house counsel and legal staff) incurred by Bank in the negotiation, documentation and modification of this note and all related documents and in the collection or enforcement of any amount outstanding hereunder.  Debtor and any Obligor, for the maximum period of time and the full extent permitted by law, (a) waive diligence, presentment,
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demand, notice of nonpayment, protest, notice of protest, and notice of every kind; (b) waive the right to assert the defense of any statute of limitations to any debt or obligation hereunder; and (c) consent to renewals and extensions of time for the payment of any amounts due under this note. If this note is signed by more than one party, the term "Debtor" includes each of the undersigned and any successors in interest thereof; all of whose liability shall be joint and several. Any married person who signs this note agrees that recourse may be had against the separate property of that person for any obligations hereunder. The receipt of any check or other item of payment by Bank, at its option, shall not be considered a payment on account until such check or other item of payment is honored when presented for payment at the drawee bank. Bank may delay the credit of such payment based upon Bank's schedule of funds availability, and interest under this note shall accrue until the funds are deemed collected. In any action brought under or arising out of this note, Debtor and any Obligor, including their successors and assigns, hereby consent to the jurisdiction of any competent court within the State of California, as provided in any alternative dispute resolution agreement executed between Debtor and Bank, and consent to service of process by any means authorized by said state's law. The term "Bank" includes, without limitation, any holder of this note. This note shall be construed in accordance with and governed by the laws of the State of California. This note hereby incorporates any alternative dispute resolution agreement previously, concurrently or hereafter executed between Debtor and Bank.

7.            DEFINITIONS.  As used herein, the following terms shall have the meanings respectively set forth below:  "Base Interest Rate" means a rate of interest based on the LIBOR Rate.  "Base Interest Rate Loan" means amounts outstanding under this note that bear interest at a Base Interest Rate.  "Base Rate Maturity Date" means the last day of the Interest Period with respect to principal outstanding under a Base Interest Rate Loan.  "Business Day" means a day on which Bank is open for business for the funding of corporate loans, and, with respect to the rate of interest based on the LIBOR Rate, on which dealings in U.S. dollar deposits are carried out in the London interbank market.  "Interest Period" means with respect to funds bearing interest at a rate based on the LIBOR Rate, any calendar period of 1, 2, 3, 6 or 12 months.  In determining an Interest Period, a month means a period that starts on one Business Day in a month and ends on and includes the day preceding the numerically corresponding day in the next month. For any month in which there is no such numerically corresponding day, then as to that month, such day shall be deemed to be the last calendar day of such month.  Any Interest Period which would otherwise end on a non-Business Day shall end on the next succeeding Business Day unless that is the first day of a month, in which event such Interest Period shall end on the next preceding Business Day.  "LIBOR Rate" means, for any specified Interest Period, a per annum rate of interest determined by Bank as equal to the rate for deposits in US Dollars for a period comparable to the Interest Period which appears on the Reuters Screen LIBOR 01 Page (or any replacement or successor page or service) as of 11:00 a.m., London time, on the day that is two (2) Business Days preceding the first day of such Interest Period.  "Origination Date" means the first day of the Interest Period.  "Reference Rate" means the rate announced by Bank from time to time at its corporate headquarters as its Reference Rate.  The Reference Rate is an index rate determined by Bank from time to time as a means of pricing certain extensions of credit and is neither directly tied to any external rate of interest or index nor necessarily the lowest rate of interest charged by Bank at any given time.
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DEBTOR:

Autobytel Inc., a Delaware corporation

By:  /s/Curtis DeWaltt
      Curtis DeWalt, Chief Financial Officer

By:   /s/ Glenn E. Fuller
Glenn E. Fuller, E.V.P., Chief Legal/
Admin Off., Sec.

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